Exhibit 10.4

                                 PROMISSORY NOTE

Principal Amount: $700,000                                 Due: March 1,2007

     FOR VALUE RECEIVED, the undersigned, Obsidian Enterprises, Inc., a Delaware corporation ("Maker") promises to pay to the order of DC Investments, LLC, an Indiana limited liability corporation, an Ohio corporation ("Payee") the principal sum of Seven Hundred Thousand and 00/100 Dollars ($700,000.00) with interest thereon at the rate of fifteen percent (15%) per annum, and with payment in full of the entire unpaid principal balance of this Note and all interest accrued but unpaid in respect of this Note on or before March 1, 2007 ("Maturity Date").

     Interest shall be paid monthly and a final payment in an amount equal to the then unpaid principal, all accrued and unpaid interest and any and all other charges set forth herein shall be due and payable on March 1, 2007. Said monthly interest payments shall commence on the 1st day of April, 2002 and continue on the same date of each month thereafter.

     In addition, Maker agrees to pay interest after maturity of any unpaid monthly interest payment or after the maturity of this Promissory Note at a rate of interest equal to twenty percent (20%) per annum, until any late monthly interest payment or this Promissory Note is paid in full.

     All or a portion of the unpaid principal balance of this Note and accrued interest thereon may be prepaid at any time without premium or penalty; however any prepayments shall be applied first to accrued and unpaid interest.

     Payment of both principal and interest of this Note are to be made at the offices of Payee at 111 Monument Circle, Suite 3680, Indianapolis, Indiana 46204, or at such other place as the holder shall designate to Maker in writing, in lawful money of the United States of America. All payments shall be applied first to accrued interest and then to principal.

     In the event of Maker's failure to make timely payment of any amount due under this Note, or Maker's failure to make timely payment of any other amounts of any kind due from Maker to the holder, the holder may, at its option, declare all amounts under this Note to be immediately due and payable. If the holder is required to bring suit to effect collection of this Note, all costs and expenses of collection, including, but not limited to, the holder's attorneys' fees, shall be paid by Maker.

     This Note shall be construed and enforced in accordance with the laws of the State of Indiana, without giving effect to conflicts or choice of law principles.

     Made and delivered at Indianapolis, Indiana on this y^ day of February, 2002.

                                           OBSIDIAN-ENTERPRISES, INC.


                                           /s/ Timothy S. Durham
                                           Timothy S. Durham, Chairman